Exhibit 17.1



                           VERTICAL FINANCIAL HOLDINGS


Via Facsimile:  (919) 462-3081



July 29, 1999


J.W. Stealey
Chairman and Chief Executive Officer
iEntertainment Network, Inc.
215 Southport Drive, Suite 1000
Morrisville, North Carolina  27560

Dear Mr. Stealey:

      I, Avi Suriel, a Director representing Vertical Financial Holdings on the Company's Board, hereby submit my resignation as a member of the Board effective immediately, but reserve the right to reconsider over the next four business days if a date for a Shareholders Meeting is agreed, and such meeting date is announced by August 3, 1999.

      For the record, I and Vertical have been asking for several weeks now for such meeting to be called to no avail.


Very truly yours,

VERTICAL FINANCIAL HOLDINGS


By:   /s/ Avi Suriel
      -----------------------------
      Avi Suriel, Managing Director



cc:   Michael Oliver, CFO and Secretary
      David H. Kestel, Director
      J. Nicholas England, Director
      W. Joseph McClelland, Director